Exhibit 10.1

Press Release

November 22, 2010

Mountain 1st Bank & Trust Company to Close Two Branches

to Improve Operating Efficiency

HENDERSONVILLE, NC: 1st Financial Services Corporation (OTC Bulletin Board: FFIS), the parent company of Mountain 1st Bank and Trust announced today it will close its Arden and Lake Lure branches, effective February 28, 2011. Letters to the customers of each of those offices will be mailed out early this week. In both cases, the only change customers will experience is a new location. All their accounts will remain open and they will not have to take any action.

Likewise, the company will also eliminate several non-branch positions within the bank. The decision to close the two branches and reduce the workforce was difficult. However, in light of where we are in the current economic cycle, we believe we can continue to provide the highest level of service our customers have come to expect from Mountain 1st Bank, while at the same time improve our operating efficiency by reducing costs. To assist affected associates, we have instituted a bank-wide hiring freeze and these associates will be able to apply for any internal position for which they meet the position qualifications.

As we continue to navigate in a very difficult economy, the board of directors and management team continues to look at all options to improve the performance of Mountain 1st Bank. Michael Mayer, CEO of Mountain 1st stated, “While we cannot control the local economy, especially the performance of our real estate markets, we can work very hard to make sure we always provide the best service to our customers in the most efficient and cost effective manner possible”.

Please refer any comments or questions to Holly Schreiber, CFO, at 828-697-3106.